Donald Hulse, PE, SME-RM
WSP USA Inc.
200 Union Blvd., Suite 440
Lakewood, CO 80422

CONSENT OF QUALIFIED PERSON

I, Donald Hulse, state that I am responsible for preparing or supervising the preparation of part of the technical report summary titled S-K 1300 Technical Report Summary CK Gold Project with an effective date of 15 November 2021 as signed and certified by me (the "Technical Report Summary").

Furthermore, I state that:

(a) I consent to the public filing of the Technical Report Summary by U.S. Gold Corp.;

(b) the document that the Technical Report Summary supports is U.S. Gold Corp.'s Annual 10-K filing (the "Document");

(c) I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d) I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lakewood, Colorado this 15th of August, 2022.

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Signature of Qualified Person

Professional Seal / Stamp

Donald Hulse, Colorado PE 35269
SME-RM 1533190-RM